Exhibit 10.1

AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT

Monster Worldwide, Inc. (“Monster”) and Andrew J. McKelvey (“Employee”) are parties to an Employment Agreement, dated as of November 15, 1996, as amended pursuant to Amendment No. 1 to Employment Agreement dated November 4, 1998, Amendment No. 2 to Employment Agreement dated May 1, 1999, and Amendment No. 3 to Employment Agreement dated May 30, 2002 (collectively, the “Employment Agreement”), and by virtue of this Amendment No. 4 to Employment Agreement (the “Amendment Agreement”), are modifying certain terms of the Employment Agreement.

The parties hereby agree as follows:

1.             The first full sentence of Section 2.1 is hereby amended to read in its entirety:

“In consideration of Employee performing Employee’s duties under this Agreement, during the Employment Period, the Company will pay Employee a base salary at a rate of one million dollars ($1,000,000) per annum (the “Base Salary”), payable in accordance with the Company’s regular payroll policy for salaried employees.”

2.             Section 2.3 of the Employment Agreement is revised to read in its entirety as follows:

“2.3 Bonuses.  During the Employment Period, Employee shall be eligible to receive such bonuses, stock and stock options, if any, as the Compensation Committee of the Board may grant in its sole and absolute discretion.”

3.             The Employment Agreement, as amended by this Amendment Agreement, is hereby ratified and confirmed and remains in full force and effect.

The parties hereto have executed this Amendment Agreement on April 1, 2004.

MONSTER WORLDWIDE, INC.

By:

    /s/ Myron Olesnyckyj

By: Myron Olesnyckyj
Title: Senior Vice President-General Counsel

/s/ Andrew J. McKelvey
Andrew J. McKelvey